                                                                    Exhibit 99.1

         INDEPENDENT AUDITORS' REPORT

         The Board of Directors
         The Vons Companies, Inc.

         We have audited the accompanying consolidated balance sheets of The Vons Companies, Inc. and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the fifty-two week periods ended December 29, 1996, December 31, 1995 and January 1, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Vons Companies, Inc. and subsidiaries at December 29, 1996 and December 31, 1995 and the results of their operations and cash flows for the fifty-two week periods ended December 29, 1996, December 31, 1995 and January 1, 1995, in conformity with generally accepted accounting principles.

         As described in note 13 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

/S/ KPMG Peat Marwick LLP

January 17, 1997, except for the
penultimate sentence in paragraph
five of note 7 which is
as of March 27, 1997

THE VONS COMPANIES, INC. AND SUBSIDIARIES

         Consolidated Statements of Operations

                                                                      Fiscal Year Ended

All amounts except per share data                      December 29,       December 31,       December 29,
in millions of dollars                                     1996               1996               1996
                                                        ---------          ---------          ---------
Sales                                                   $ 5,407.4          $ 5,070.7          $ 4,996.6
                                                        ---------          ---------          ---------
Costs and expenses:
  Cost of sales, buying and
    occupancy                                             4,032.7            3,790.2            3,767.2
  Selling and administrative
    expenses                                              1,118.6            1,071.4            1,055.5
  Amortization of excess cost
    over net assets acquired                                 15.0               15.0               15.1
  Restructuring charges                                        --                 --               33.0
                                                        ---------          ---------          ---------
                                                          5,166.3            4,876.6            4,870.8
                                                        ---------          ---------          ---------
Operating income                                            241.1              194.1              125.8
Interest expense, net                                        55.6               67.3               70.8
                                                        ---------          ---------          ---------
Income before income tax provision                          185.5              126.8               55.0
Income tax provision                                         80.8               58.7               28.4
                                                        ---------          ---------          ---------
Net income                                              $   104.7          $    68.1          $    26.6
                                                        =========          =========          =========

Income per common and common equivalent share:
  Net income                                            $    2.34          $    1.55          $     .61
                                                        =========          =========          =========
Weighted average common and
  common equivalent shares                                   44.8               43.9               43.6
                                                        =========          =========          =========
Dividends paid on common stock                               None               None               None
                                                        =========          =========          =========


See accompanying notes to these consolidated financial statements.

THE VONS COMPANIES, INC. AND SUBSIDIARIES

         Consolidated Balance Sheets

All amounts except share data in millions of dollars             December 29,        December 31,
                                                                     1996               1995
                                                                   --------           --------
Assets
Current assets:
  Cash                                                             $    9.3           $    9.4
  Accounts receivable                                                  45.0               31.7
  Inventories                                                         335.3              350.7
  Deferred taxes                                                       32.5               30.9
  Other                                                                42.8               29.6
                                                                   --------           --------
Total current assets                                                  464.9              452.3
Property and equipment, net                                         1,194.2            1,192.5
Excess of cost over net assets acquired,
  net of accumulated amortization of $133.7
  million and $118.7 million, respectively                            467.8              482.8
Other                                                                  58.5               58.9
                                                                   --------           --------
Total Assets                                                       $2,185.4           $2,186.5
                                                                   ========           ========

Liabilities and Shareholders' Equity Current liabilities:
  Current maturities of capital lease
  obligations and long-term debt                                   $  154.9           $   25.7
  Accounts payable                                                    339.2              304.2
  Accrued liabilities                                                 265.7              263.5
                                                                   --------           --------
    Total current liabilities                                         759.8              593.4
Accrued self-insurance                                                143.4              128.0
Deferred income taxes                                                 131.7              118.9
Other noncurrent liabilities                                           62.3               65.0
Capital lease obligations                                              50.3               53.4
Senior debt                                                            15.0              298.8
Subordinated debt, net                                                284.5              305.7
                                                                   --------           --------
  Total liabilities                                                 1,447.0            1,563.2
                                                                   --------           --------

Shareholders' equity:
  Preferred stock - $.01 par value;
    authorized 20,000,000 shares;
    issued and outstanding - none                                        --                 --
 Common stock - $.10 par value; authorized
    100,000,000 shares; issued and
    outstanding - December 29, 1996:
    43,987,000 shares; December 31, 1995:
    43,533,000 shares                                                   4.4                4.3
  Paid-in capital                                                     353.5              343.2
  Retained earnings                                                   380.6              275.9
  Notes receivable for stock                                            (.1)               (.1)
                                                                   --------           --------
    Total shareholders' equity                                        738.4              623.3
                                                                   --------           --------
Total Liabilities and Shareholders' Equity                         $2,185.4           $2,186.5
                                                                   ========           ========


See accompanying notes to these consolidated financial statements.

THE VONS COMPANIES, INC. AND SUBSIDIARIES

         Consolidated Statements of Cash Flows

                                                            Fiscal Year Ended
                                              December 29,     December 31,      January 1,
All amounts in millions of dollars               1996              1995              1995
                                               -------           -------           -------
Cash flows from operating activities:
Net income                                     $ 104.7           $  68.1           $  26.6
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
    Restructuring charges                           --                --              33.0
    Depreciation and
      amortization of property
      and capital leases                          99.6             100.0             102.1
    Amortization of excess cost
      over net assets acquired
      and other assets                            16.4              16.0              16.1
    Amortization of debt
      discount and deferred
      financing costs                              6.2               6.8               6.2
    LIFO charge                                    4.8               4.9               2.3
    Deferred income taxes                         11.2               1.5              (1.5)
    Change in assets and
      liabilities:
        (Increase) decrease in
          accounts receivable                    (13.3)             13.7              (9.1)
        (Increase) decrease in
          inventories at FIFO                     10.6               3.7              21.9
          costs
        (Increase) decrease in
          other current assets                     1.7             (10.9)              3.2
        (Increase) decrease in
          noncurrent assets                       (3.6)             (7.5)             (9.3)
        Increase (decrease)
          in accounts payable                      7.2              11.7             (25.5)
        Increase (decrease)
          in accrued liabilities                   2.2              16.7              23.3
        Increase (decrease) in
          noncurrent liabilities                  12.7              14.7              (9.5)
                                               -------           -------           -------
Net cash provided by operating
  activities                                     260.4             239.4             179.8
                                               -------           -------           -------
Cash flows from investing activities:
    Addition of property, plant
      and equipment                             (117.8)           (110.2)           (128.0)
    Disposal of property, plant
      and equipment                               18.5              19.0              10.5
                                               -------           -------           -------
Net cash used by investing
   activities                                    (99.3)            (91.2)           (117.5)
                                               -------           -------           -------

Cash flows from financing activities:
    Net payments on revolving
      debt                                                  (171.8)          (122.1)           (67.9)
    Redemption and repurchases
      of senior subordinated
      debentures                                             (15.6)            (2.4)            (6.2)
    Increase (decrease) in net
      outstanding drafts                                      27.8            (15.9)            19.4
    Payments on other debt and
      capital lease obligations                              (12.0)            (8.2)            (8.0)
    Other                                                     10.4               .8               .9
                                                            ------           ------           ------
Net cash used by
  financing activities                                      (161.2)          (147.8)           (61.8)
                                                            ------           ------           ------
Net cash increase (decrease)                                  (0.1)              .4               .5
Cash at beginning of year                                      9.4              9.0              8.5
                                                            ------           ------           ------
Cash at end of year                                         $  9.3           $  9.4           $  9.0
                                                            ======           ======           ======

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                                              $ 51.3           $ 59.8           $ 64.9
                                                            ======           ======           ======
      Income taxes                                          $ 72.0           $ 56.0           $ 33.7
                                                            ======           ======           ======


See accompanying notes to these consolidated financial statements.

THE VONS COMPANIES, INC. AND SUBSIDIARIES

         Consolidated Statements of Shareholders' Equity

                                      Number        Common       Paid-In         Retained
All amounts in millions             of Shares       Stock        Capital         Earnings         Notes         Total
                                    ---------       ------       -------         ---------        ------        ------
Balance at January 2,
   1994                                 43.3        $  4.3        $339.5          $181.2          $  (.1)       $524.9
Net income                                --            --            --            26.6              --          26.6
Stock options exercised                   .1            --            .9              --              --            .9
                                      ------        ------        ------          ------          ------        ------
Balance at January 1,
   1995                                 43.4           4.3         340.4           207.8             (.1)        552.4
Net income                                --            --            --            68.1              --          68.1
Stock options exercised                   .1            --           2.8              --              --           2.8
                                      ------        ------        ------          ------          ------        ------
Balance at December 31, 1995            43.5           4.3         343.2           275.9             (.1)        623.3
Net income                                --            --            --           104.7              --         104.7
Stock options exercised                   .5           0.1          10.3              --              --          10.4
                                      ------        ------        ------          ------          ------        ------
Balance at December 29, 1996            44.0        $  4.4        $353.5          $380.6          $  (.1)       $738.4
                                      ======        ======        ======          ======          ======        ======


See accompanying notes to these consolidated financial statements.

THE VONS COMPANIES, INC. AND SUBSIDIARIES

         Notes to the Consolidated Financial Statements

         Note 1.  Basis of Presentation

         At December 29, 1996, the Company operated 320 supermarkets and food and drug combination retail stores under the names Vons and Pavilions. The Company's marketing territory includes Southern and Central California and Clark County, Nevada. The Company also operates a fluid milk processing facility, an ice cream plant, a bakery, and distribution facilities for meat, grocery, produce and general merchandise to support the store network.

         The Company's fiscal year is based on a 52-53 week fiscal year ending on the Sunday closest to December 31. Fiscal years 1996, 1995 and 1994 included 52 weeks which ended on December 29, 1996, December 31, 1995 and January 1, 1995, respectively.

         Note 2.  Summary of Significant Accounting Policies

         The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of December 29, 1996 and the reported amounts of income and expenses for the fiscal year ended December 29, 1996. Actual results could differ from those estimates.

         Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

         Revenue Recognition. Sales are recorded when payment is tendered at check-out.

         Inventories. Inventories are stated at the lower of cost or market. The cost of substantially all inventories is determined using the last-in, first-out
(LIFO) method.

         Property and Depreciation. Property and equipment, including assets under capital leases, are recorded at cost and depreciated or amortized over forty years for buildings, up to ten years for fixtures and equipment and generally between fifteen and twenty-five years, but not to exceed the lease term, for leasehold improvements using principally the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Major renewals and improvements are capitalized. Maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense.

         Amortization of Intangible Assets. The excess of cost over net assets acquired is amortized on a straight-line basis over forty years. The Company assesses the recoverability of the excess of cost over net assets acquired based on forecasted operating income. Other noncurrent assets include an agreement not to compete acquired in connection with the 1992 acquisition of the Williams Bros. Markets, Inc. supermarket business. The agreement not to compete is amortized on a straight-line basis over five years.

         Income Tax Provision. The income tax provision includes amounts related to current taxable income and deferred income taxes. A deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversals of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. The deferred income tax provision is measured by the change in the net deferred income tax asset or liability during the year. The Company accounts for general business tax credits using the flow-through method.

         Income per Common and Common Equivalent Share. Income per common and common equivalent share is based on the weighted average number of common shares outstanding during each year and common equivalent shares arising from stock options when the effect is dilutive.

         Disclosure About Fair Value of Financial Instruments. The fair value of the Company's financial instruments is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for financial instruments of the same remaining maturities.

         Derivatives. Premiums paid for purchased interest rate cap contracts are amortized to interest expense over the terms of the contracts. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets. Amounts earned under the interest rate cap contracts are reflected as a reduction of interest expense.

         Note 3.  Proposed Merger

         On December 15, 1996, Vons entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with Safeway for a business combination in which, among other things, Safeway will issue 1.425 shares of Safeway common stock for each share of Vons common stock that Safeway does not currently own and Vons will be merged with and into a wholly owned subsidiary of Safeway (the "Merger"). The transaction, which was unanimously approved by a special committee of the Vons Board of Directors, comprised of directors who are not affiliated with Safeway, is subject to approval by a majority of the outstanding Vons common shares not held by Safeway and its affiliates, and certain other conditions. The combined company will be the second largest grocery chain in North America, with 1,377 stores and sales in excess of $22 billion. The proposed merger is expected to close early in the second quarter of 1997.

         Note 4.  Inventories

         The excess of estimated current cost over LIFO carrying value of inventories was $37.1 million and $32.3 million at December 29, 1996 and December 31, 1995, respectively. Application of the LIFO method resulted in a charge to cost of sales, buying and occupancy of $4.8 million, $4.9 million and $2.3 million for 1996, 1995 and 1994, respectively.

         Note 5.  Property and Equipment

         The components of property and equipment at December 29, 1996 and December 31, 1995 were as follows (in millions of dollars):

                                       December 29,       December 31,
                                            1996               1995
                                        --------           --------
Land                                    $  237.5           $  225.3
Buildings                                  412.1              386.6
Leasehold improvements                     329.6              319.1
Fixtures and equipment                     738.6              714.6
                                        --------           --------
                                         1,717.8            1,645.6

Less: accumulated depreciation
  and amortization                        (563.4)            (496.6)
                                        --------           --------
Net property owned                       1,154.4            1,149.0
                                        --------           --------
Capital leases                              68.9               69.4
Less: accumulated amortization             (29.1)             (25.9)
                                        --------           --------
Net capital leases                          39.8               43.5
                                        --------           --------
Property and equipment, net             $1,194.2           $1,192.5
                                        ========           ========


         Note 6.  Accrued Current Liabilities

         The components of accrued current liabilities at December 29, 1996 and December 31, 1995 were as follows (in millions of dollars):

                                      December 29,    December 31,
                                          1996             1995
                                       -------          -------
Accrued payroll, benefits and          $ 147.8          $ 134.6
  related taxes
Accrued self-insurance                    33.2             37.2
Other                                     84.7             91.7
                                       -------          -------
Accrued current liabilities            $ 265.7          $ 263.5
                                       =======          =======

         Note 7.  Senior and Subordinated Debt

         Senior and subordinated debt as of December 29, 1996 and December 31, 1995 were as follows (in millions of dollars):

                                          December 29,    December 31,
                                              1996             1995
                                           -------          -------
Senior debt:
  Revolving Loan, interest at
    prime or Eurodollar rate plus
    designated amounts, due 2000           $   6.0          $ 177.8
  Mortgage, 9.25%, secured by
    real property, due in monthly
    installments of $1.0 million
    including interest, due 1997             110.8            113.0
  Mortgages, 6.00% to 11.50%,
    secured by real property, due
    in varying monthly
    installments with maturity
    dates from 1997 to 2009                   23.8             13.5
                                           -------          -------

      Total                                  140.6            304.3
Less: current portion                        125.6              5.5
                                           -------          -------

  Long-term portion                        $  15.0          $ 298.8
                                           =======          =======

Subordinated debt:
  Senior subordinated
    debentures, 6-5/8%, less
    unamortized discount of
    $3.6 million and $7.2
    million at December 29, 1996
    and December 31, 1995,
    respectively, based on an
    effective interest rate of
    12.5%, interest due in
    semiannual installments                $  58.9          $  70.9
  Senior subordinated notes,
    9-5/8%, interest due in
    semiannual installments                  150.0            150.0
  Senior subordinated notes,
    8-3/8%, interest due in
    semiannual installments                  100.0            100.0
                                           -------          -------

      Total                                  308.9            320.9
Less: current portion                         24.4             15.2
                                           -------          -------

  Long-term portion                        $ 284.5          $ 305.7
                                           =======          =======

         On February 17, 1995, the Company entered into an agreement with a group of banks for a $625 million Revolving Loan Agreement (the "Revolving Loan"). The Revolving Loan expires on February 17, 2000; however, it provides that the Company may request that the banks extend the maturity date by one year beginning in September 1997 and each year thereafter. Interest for the revolving debt is at prime or Eurodollar rate plus designated amounts. At the Company's option, the revolving debt may be used to support commercial paper borrowings, other unsecured bank borrowings and standby letters of credit outside the revolving debt. At December 29, 1996, borrowings under the Revolving Loan were $6.0 million and available unused credit under the Revolving Loan was $616.8 million. Weighted average interest costs for 1996, for the Revolving Loan were 7.0% excluding commitment fees on unused borrowings. At December 29, 1996, the corresponding bank prime rate was 8.25%. Commitment fees under the Revolving Loan and Revolving Credit and Term Loan Facilities were $.8 million, $1.2 million and $1.5 million for 1996, 1995 and 1994, respectively.

         The Company's involvement with derivative financial instruments has been limited to interest rate cap contracts to reduce the impact of increases in interest rates on revolving debt. The contracts were purchased in 1992 to hedge principal amounts of $250 million for 1994, $200 million for 1995, and $100 million for 1996 and 1997 of interest rate exposure in excess of an approximate 8.225% effective borrowing rate under the revolving debt. The Company records interest expense or interest income related to interest rate cap contracts on a monthly basis.

         The Company's $110.8 million mortgage loan requires monthly principal and interest payments of approximately $1 million with a one-time principal and interest payment of $110.7 million in July 1997.

         The indenture related to the 6-5/8% Senior Subordinated Debentures (the "6-5/8% Debt") provides for mandatory redemptions. As of December 29, 1996, $25.0 million and $37.5 million are due on May 15, 1997, and May 15, 1998, respectively. Interest on the 6-5/8% Debt is payable semiannually on May 15 and November 15. The 6-5/8% Debt may be redeemed at any time at 100% of the principal amount plus accrued interest. The 6-5/8% Debt was issued at a discount which is being amortized over the related term of the indebtedness.

         The indenture related to the 9-5/8% Senior Subordinated Notes (the "9-5/8% Debt") due April 1, 2002, provides for principal repayment at maturity. Interest on the 9-5/8% Debt is payable semiannually on April 1 and October 1. The 9-5/8% Debt may be redeemed at the Company's option any time on or after April 1, 1997, at varying percentages above par of the principal amount plus accrued interest. On March 24, 1997, the Company requested the redemption of all outstanding 9-5/8% Debt effective April 28, 1997. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 9-5/8% Debt prior to maturity.

         The indenture related to the 8-3/8% Senior Subordinated Notes (the "8-3/8% Debt") due October 1, 1999, provides for principal repayment at maturity. Interest on the 8-3/8% Debt is payable semiannually on April 1 and October 1. The 8-3/8% Debt may be redeemed at the Company's option any time on or after October 1, 1997, at 100% of the principal amount plus accrued interest. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 8-3/8% Debt prior to maturity.

         At December 29, 1996, and December 31, 1995, the carrying value of all financial instruments approximated fair value.

         The Company's debt agreements contain various restrictions on the incurrence of additional indebtedness, payment or prepayment of senior subordinated and subordinated debt, investments, acquisitions, capital expenditures, dividends, common stock redemptions and purchases and dispositions of assets. The covenants also require the Company to meet certain shareholders' equity levels, debt leverage levels and fixed charge coverage ratios which can vary each fiscal year. The Company is in compliance with these covenants as of December 29, 1996. Under its most restrictive debt agreement, the Company had $119.0 million available for dividends and distributions at December 29, 1996.

         Principal payments required in future years are as follows (in millions of dollars):

                                          Principal
                                           Payments
                                          ---------
1997                                      $  150.6
1998                                          38.5
1999                                         101.1
2000                                           7.2
2001                                           1.3
2002-2006                                    153.7
2007-2011                                       .7
                                          --------
  Total principal payments                   453.1
Less: current portion                        150.6
                                          --------
  Long-term portion                       $  302.5
                                          ========

         Standby letters of credit, primarily for self-insurance purposes, not reflected in the accompanying consolidated financial statements, were approximately $72.2 million and $73.3 million at December 29, 1996 and December 31, 1995 respectively.

         Note 8.  Leases

         The Company currently leases certain of its stores, distribution facilities, vehicles and equipment for periods up to 50 years with various renewal options. The majority of such leases are noncancellable operating leases. Certain operating and capital leases require contingent rentals based upon a percentage of sales over a specified amount. Rental expense under operating leases was as follows (in millions of dollars):

                                               Fiscal Year Ended
                                  --------------------------------------------
                                  December 29,     December 31,       January 1,
                                     1996              1995              1995
                                   -------           -------           -------
Minimum rentals                    $  57.1           $  55.7           $  60.9
Contingent rentals                     7.8               7.3               7.5
Sublease rentals received             (7.8)             (6.4)             (4.7)
                                   -------           -------           -------
Rental expense, net                $  57.1           $  56.6           $  63.7
                                   =======           =======           =======

         Capital lease obligations, relating primarily to buildings, vary in amounts with interest rates ranging from 7.5% to 12.5%. Contingent rentals associated with capital leases were $1.6 million, $1.5 million and $1.4 million for 1996, 1995 and 1994, respectively.

         Future minimum lease payments under noncancellable operating and capital leases, together with the present value of the net minimum lease payments, at December 29, 1996 were as follows (in millions of dollars):

                                       Operating       Capital
                                        Leases          Leases
                                        ------          ------
1997                                    $ 62.1          $  9.8
1998                                      61.7             7.9
1999                                      60.1             7.3
2000                                      57.6             7.2
2001                                      54.3             6.0
2002-2006                                247.6            29.8
2007-2011                                158.2            20.2
2012-2016                                 81.5            11.2
2017-2021                                  9.6             5.4
Thereafter                                 1.5              --
                                        ------          ------
  Total minimum lease
    commitments                         $794.2           104.8
                                        ======
Less: interest portion                                    49.6
                                                        ------
  Present value of net minimum
    lease commitments                                     55.2
Less: current portion                                      4.9
                                                        ------
  Long-term portion                                     $ 50.3
                                                        ======

         Minimum sublease rentals to be received in the future under noncancellable operating and capital leases totaled $76.6 million at December 29, 1996.

         Effective September 1993, the Company became a partner of a California general partnership. This partnership has obligations for 16 retail leases for periods up to 21 years with various renewal options. It is the partnership's intent to assign or sublease its leasehold interest in all of these sites. Future minimum lease payments of the partnership under noncancellable operating leases at December 29, 1996 were as follows (in millions of dollars):

                                         December 29,
                                              1996
                                           -------
1997                                       $   3.4
1998                                           3.5
1999                                           3.4
2000                                           3.1
2001                                           2.9
2002-2006                                     12.8
2007-2011                                      7.7
2012-2016                                      2.8
                                           -------
  Total minimum lease commitments          $  39.6
                                           =======

         Minimum sublease rentals to be received by the partnership under noncancellable operating leases totaled $25.2 million at December 29, 1996.

         Note 9.  Employee Benefit Plans

         The Company sponsors a defined benefit pension plan for all nonunion employees. An employee's benefit is based on years of credited service and the employee's final average pay calculated on the highest five years of compensation during the last ten years of employment. The Company's funding policy is to contribute at least the minimum annual contribution required by Internal Revenue Service regulations.

         The following table sets forth the defined benefit pension plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 29, 1996 and December 31, 1995 (in millions of dollars):

                                          December 29,     December 31,
                                              1996              1995
                                           -------           -------
Actuarial present value of
  benefit obligation:
  Accumulated benefit obligation,
    including vested benefit of
    $47.9 million at December 29,
    1996 and $44.1 million at
    December 31, 1995                      $  50.0           $  46.2
                                           =======           =======
Projected benefit obligation for
  service rendered to date                 $ (68.0)          $ (63.6)
Plan assets at fair value,
  primarily listed stocks and
  U.S. bonds                                  64.2              56.4
                                           -------           -------
  Projected benefit obligation
    in excess of plan assets                  (3.8)             (7.2)

Unrecognized net (gain) loss from
  past experience different from
  that assumed, unrecognized
  prior service cost and effects
  of changes in assumptions                 10.2           15.0
                                           -----          -----
Pension asset included in other
  noncurrent assets                        $ 6.4          $ 7.8
                                           =====          =====

         The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 29, 1996 and December 31, 1995. The expected long-term rate of return on assets and rate of increase in compensation levels were 9.0% and 4.5%, respectively, at December 29, 1996 and December 31, 1995. Net pension cost under the defined benefit pension plan for 1996, 1995 and 1994 included the following components (in millions of dollars):

                                         Fiscal Year Ended
                         ---------------------------------------------
                         December 29,      December 31,      January 1,
                             1996              1995              1995
                          -------           -------           -------
Service cost              $   2.9           $   2.3           $   3.4
Interest cost on
  projected
  benefit
  obligation                  4.5               4.0               4.0
Actual return on
  plan assets                (8.3)            (10.6)               .9
Net amortization
  and deferral                3.9               6.9              (4.4)
                          -------           -------           -------
  Net pension
    cost                  $   3.0           $   2.6           $   3.9
                          =======           =======           =======

         The Company's supplemental executive retirement plan provides supplemental income payments for certain officers during retirement. Total pension expense for all plans was $4.3 million, $3.4 million and $5.1 million for 1996, 1995 and 1994, respectively.

         The Company's contributory profit sharing plan for nonunion employees qualifies under Section 401(k) of the Internal Revenue Code. In 1996, the Company's contribution was five percent of each eligible employee's pay plus a one percent matching contribution for each eligible employee who elected to contribute at least one percent of their pay. For 1996, 1995, and 1994 total expense related to the Company's profit sharing plan was $6.3 million, $7.6 million and $5.3 million, respectively.

         The Company sponsors a retiree medical plan covering substantially all nonunion employees who retire under certain age and service requirements. The retiree medical plan provides outpatient, inpatient and various other covered services. Participants in the retiree medical plan who retire after June 30, 1990 receive a benefit based upon years of service and a benefit value determined by the Company at the time of retirement. Effective December 31, 1995, the Company adopted modifications in its retiree medical plan which reduced the net retiree medical plan cost. Unused benefits may be indexed each year to the social security cost of living, up to a maximum of 4.0%. Such benefits are funded from the Company's general assets. The Company has the right to modify or terminate the plan.

         The accumulated postretirement benefit obligation for the retiree medical plan as of December 29, 1996 and December 31, 1995 was as follows (in millions of dollars):

                                                       December 29,    December 31,
                                                          1996             1995
                                                         -------          -------
Accumulated retiree medical benefit obligation:
    Retirees                                             $  10.7          $  10.4
    Fully eligible active plan
      participants                                           1.5              1.7
    Other active plan participants                           5.7              5.9
Unrecognized net gain from
  unrecognized prior service
  cost and changes in assumptions                           13.3             13.5
                                                         -------          -------

 Accrued retiree medical benefit
       obligation                                        $  31.2          $  31.5
                                                         =======          =======

         For measurement purposes, a 6.0% annual increase in the cost of covered retiree medical benefits was assumed. A 1.0% increase in the retiree medical cost trend rate would increase the retiree medical benefit obligation at December 29, 1996 by $.6 million and the 1996 annual expense by $.1 million. The weighted average discount rate used in determining the accumulated retiree medical benefit obligation was 7.25% at December 29, 1996 and December 31, 1995. The net retiree medical plan cost for 1996, 1995 and 1994 included the following components (in millions of dollars):

                                       Fiscal Year Ended
                         ----------------------------------------------
                         December 29,      December 31,      January 1,
                            1996              1995              1995
                          -------           -------           -------
Service cost              $      .3         $      .3         $     1.2
Interest cost                   1.2               1.3               2.1
Net amortization
  and deferral                  (.7)              (.9)             --
                          ---------         ---------         ---------
  Net retiree
    medical plan
    costs                 $      .8         $      .7         $     3.3
                          =========         =========         =========

         The Company contributes to multi-employer joint pension plans and health and welfare plans administered by various trustees. Contributions to these plans are based upon negotiated labor contracts. The pension plans may be deemed to be defined benefit plans. Information relating to accumulated benefits and fund assets as they may be allocable to the Company at December 29, 1996 is not available. Total pension expense for the union plans was $42.0 million, $19.8 million and $22.3 million for 1996, 1995 and 1994, respectively. The health and welfare plans provide medical, dental and other benefits to certain employees covered by union contracts. Total health and welfare expense for these plans was $108.7 million, $108.6 million and $125.9 million for 1996, 1995 and 1994, respectively.

         Note 10. Income Taxes

         The provision for income taxes for 1996, 1995 and 1994 was comprised of the following amounts (in millions of dollars):

                                                      Fiscal Year Ended
                                        --------------------------------------------
                                        December 29,     December 31,     January 1,
                                           1996             1995             1995
                                          -------          -------          -------
Current:
  Federal                                 $  55.5          $  44.5          $  24.7
  State                                      14.1             12.7              5.2
                                          -------          -------          -------
    Total current income tax
      provision                              69.6             57.2             29.9
                                          -------          -------          -------
Deferred:
  Federal                                     8.1               .7              (.7)
  State                                       3.1               .8              (.8)
                                          -------          -------          -------
    Total deferred income tax
      provision                              11.2              1.5             (1.5)
                                          -------          -------          -------
      Total income tax provision          $  80.8          $  58.7          $  28.4
                                          =======          =======          =======


         Reconciliation of the Federal statutory rate and effective rate for 1996, 1995 and 1994 was as follows (in millions of dollars):

                                                              Fiscal Year Ended
                                                 --------------------------------------------
                                                 December 29,     December 31,      January 1,
                                                    1996             1995             1995
                                                   -------          -------          -------
Federal statutory expected provision               $  64.9          $  44.4          $  19.3
Amortization of excess of cost over net
  assets acquired                                      5.2              5.0              5.0
State income taxes, net of Federal income
  tax benefit                                         10.3              8.1              3.1
Other                                                   .4              1.2              1.0
                                                   -------          -------          -------
    Total income tax provision                     $  80.8          $  58.7          $  28.4
                                                   =======          =======          =======

         Deferred income taxes consisted of future tax liabilities (assets) attributable to the following (in millions of dollars):

                                              December 29,      December 31,
                                                  1996              1995
                                                -------           -------
Deferred tax liabilities:
  Excess of book over tax bases                 $ 146.9           $ 143.8
  Excess of tax over book depreciation             95.2              92.8
                                                -------           -------
    Deferred tax liabilities                      242.1             236.6
                                                -------           -------
Deferred tax assets:
  Cash versus accrual basis                      (138.7)           (144.0)
  Other, net                                       (4.2)             (4.6)
                                                -------           -------
    Deferred tax assets                          (142.9)           (148.6)
                                                -------           -------
  Deferred income taxes, net                    $  99.2           $  88.0
                                                =======           =======

         The Federal tax returns for all of the Company's fiscal periods ended subsequent to and including December 31, 1989 are open for examination by the Internal Revenue Service (the "IRS"). Additionally, certain tax returns of entities acquired by the Company for earlier tax years are open for examination by the IRS. Management believes that any adjustments arising out of the examinations for which the Company would be liable would not have a material effect on the Company's consolidated financial position.

         Note 11. Related Party Transactions

         Prior to July 1996, the Company leased a distribution facility from a California general partnership whose general partners are Vons and a Texas general partnership, of which a director of the Company is a general partner. Vons and the Texas general partnership each had a 50% interest in the California general partnership. In June 1996, the Company paid the Texas general partnership $2.9 million to acquire the Texas general partnership's interest in the assets of the California general partnership and the California general partnership was dissolved. During 1996, 1995 and 1994, the Company paid rent of $.8 million, $1.9 million and $1.9 million, respectively from which the partnership distributed $80,000, $250,000 and $70,000 to the Texas general partnership in such years, respectively. This distribution facility was closed in third quarter 1995. See Note 15 to the Consolidated Financial Statements.

         A wholly owned subsidiary of Safeway owns approximately 34.3% of the outstanding voting stock of the Company. Safeway and its affiliates sold certain inventory and other items to the Company for an aggregate amount during 1996, 1995 and 1994 of approximately $25.5 million, $27.0 million and $21.3 million, respectively. During 1995 and 1994, the Company sold certain inventory items to Safeway and its affiliates for an aggregate amount of approximately $6.4 million and $6.6 million, respectively. In 1996, the Company entered into a purchasing joint venture with Safeway and purchased $28.4 million of certain inventory and other items from the joint venture. Three directors of the Company are also directors of Safeway and a fourth director of the Company is both a director and an officer of Safeway.

         The Company leases eight properties from a partnership that is 80% owned by a subsidiary of Safeway and 20% owned by the principal stockholder of Safeway. The rentals under the leases were $.5 million, $.6 million and $.7 million in 1996, 1995 and 1994, respectively. In addition, the Company is secondarily liable to this partnership under four leases for which the annual minimum rental is $.2 million, all of which is currently being paid by assignees.

         A director of the Company borrowed a total of $118,000 from the Company for the purchase of 5,000 shares of the Company's common stock by notes dated January 3, 1992 and July 22, 1992. The notes are secured by a pledge of the 5,000 shares of common stock. The notes accrue interest at the Federal midterm rate in effect under Internal Revenue Code Section 1274(d), compounded semiannually. All payments of principal and interest are due and payable on December 31, 1997.

         Note 12. Contingencies

         The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, management believes that their final outcome should not have a material adverse effect on the Company's consolidated financial position. As a result of the disposal of certain leasehold interests by the Company and by a partnership of which the Company is a general partner, the Company is contingently liable to certain landlords.

         Note 13. Shareholders' Equity

         The Company has various stock option plans. Options under the 1987 Stock Option Plan are fully vested. Options under the 1990 Stock Option Plan vest as determined by the Compensation Committee of the Board of Directors. Generally, options vest 25% one year from the date of grant and 25% per year thereafter. However, options granted in May 1995 vest 15% per year beginning one year from the date of grant and 15% per year thereafter until the options are 100% vested. Options granted in May 1996 vest 15% per year beginning two years from the date of grant and 15% per year through the sixth year and 25% in the seventh year. Additionally, a limited number of options vest 20% at the date of grant and 20% per year thereafter and others vest 33-1/3% per year beginning one year after grant. Options under the Directors' Stock Option Plan vest 25% six months from the date of grant and 25% on the anniversary of the date of grant thereafter. For all plans, the options expire ten years from the date of grant.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25") and related Interpretations in accounting for its employee stock options. Under APB25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recognized. In 1996, the Company issued employee stock options with an exercise price below the market price of the underlying stock on the date of grant. In accordance with APB25, $1.3 million, $1.4 million and $1.5 million has been charged against income in 1996, 1995 and 1994, respectively.

         Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards "Accounting for Stock-Based Compensation",

("SFAS No. 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.54% and 6.69%; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company's common stock of 28.0% and 31.1% and a weighted-average expected life of the option of 6 years and 6 years.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. The Company's pro forma information follows (in millions except for earnings per share information):

                                                                 1996                   1996
                                                                 ----                   ----
Net Income                         As reported               $     104.7           $        68.1
                                   Pro forma                 $     104.3           $        67.8

Primary earnings per share         As reported               $      2.34           $        1.55
                                   Pro forma                 $      2.33           $        1.54


         The effects of applying SFAS No. 123 for pro forma disclosure purposes are not likely to be representative of the effects on future years disclosure due to the timing of option vesting.

         Information regarding the Company's stock option plans is summarized below:

                                1987          Weighted           1990             Weighted         Directors'          Weighted
                                Stock         Average         Stock Option        Average            Stock              Average
                               Option         Exercise            Plan            Exercise           Option            Exercise
                                Plan            Price                               Price             Plan               Price
                               -------         --------         ---------         ----------         -------         ----------
Shares authorized              175,227                          4,000,000                            225,000                 --
                               =======         ========         =========                            =======
Shares under option:
  Outstanding at
    January 2, 1994             48,519         $   9.28         1,991,229         $    23.34          99,043         $    23.81
    Granted                         --               --         1,164,009              13.77          52,028              15.83
    Exercised                    7,000             9.28            34,240               2.50              --
    Forfeited                       --               --           416,142              23.11          20,144              25.32
                               -------         --------         ---------         ----------         -------         ----------

  Outstanding at
    January 1, 1995             41,519         $   9.28         2,704,856         $    19.53         130,927         $    20.41
    Granted                         --               --           500,040              20.16          47,140              17.64
    Exercised                   22,801             9.28           130,666               8.28              --
    Forfeited                       --               --           273,922              23.33              --
                               -------         --------         ---------         ----------         -------         ----------

  Outstanding at
    December 31, 1995           18,718         $   9.28         2,800,308         $    19.79         178,067         $    19.68
    Granted                         --               --           515,030              31.55          22,458              28.83
    Exercised                   15,843             9.28           434,945              23.75              --                 --
    Forfeited                       --               --            50,135              20.99              --                 --
                               -------         --------         ---------         ----------         -------         ----------

  Outstanding at
    December 29, 1996            2,875         $   9.28         2,830,258         $    21.30         200,525         $    20.70
                               =======         ========         =========         ==========         =======         ==========

Weighted-average fair
  value of options
  granted during the
  year:
  1995                                         $     --                           $     8.96                         $     9.83
  1996                                         $     --                           $    20.18                         $    14.64

Options exercisable:
  At January 1, 1995            40,394                          1,143,966                             62,864
  At December 31, 1995          17,593                          1,372,726                            109,290
  At December 29, 1996           2,875                          1,439,816                            147,678


         The following table summarizes information about stock options outstanding at December 29, 1996:

                                           Options Outstanding                      Options Exercisable
                                ---------------------------------------------------------------------------
                                  Numbers                                          Number
                                Outstanding        Weighted      Weighted       Exercisable        Weighted
                                     At            Average        Average            At            Average
                                December 29,      Remaining      Exercise       December 29,       Exercise
Range of Exercise Prices            1996             Life          Price            1996            Price
                                --------------   ------------   -----------   ----------------   ----------
$ 4.00 -   6.00                      272,500       7.3 years    $      4.15       181,666         $   4.15
   9.00 - 13.50                        2,875        .6                 9.28         2,875             9.28
  14.23 - 21.35                    1,390,115       7.2                18.13       675,565            17.97
$ 21.89 - 33.00                    1,368,168       7.1                27.85       730,263            25.92
                                   ---------                                    ---------
                                   3,033,658       7.2                21.25     1,590,369            20.03
                                   =========                                    =========

         The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") allows employees to purchase the Company's stock through payroll deductions. The source of stock is weekly open market purchases by a third party administrator. Administrative and purchase commission costs associated with the Stock Purchase Plan are borne and paid by the Company according to the agreement with the third party administrator.

         Note 14. Advertising Expense

         The Company expenses the costs of advertising as incurred. Total advertising expense was $40.3 million, $44.1 million and $42.8 million in 1996, 1995 and 1994, respectively.

         Note 15. Restructuring Charges

         During 1993, the Company recorded a restructuring charge of $56.9 million, or $.77 per share. The 1993 charge reflected anticipated costs associated with a program to accelerate the closing of underperforming facilities, including 11 stores, and to eliminate approximately 300 administrative and support positions, which included 18 officers. The 1993 restructuring charge included $42.7 million for expenses relating to facility closures and $14.2 million for severance and other related expenses.

         In late 1994, the Company determined that the facility closures and reductions in work force undertaken in 1993 would not achieve the Company's cost reduction goals. The Company undertook additional restructuring initiatives resulting in further facility closures and reductions in work force. During 1994, the Company recorded restructuring charges of $33.0 million, or $.45 per share. The 1994 restructuring charges included $27.4 million for expenses related to facility closures, including 16 stores and the San Diego distribution facility. The remaining $5.6 million of the charges relates to severance and other costs associated with the elimination of approximately 400 administrative and support positions.

         All of the cost containment and strategic restructuring initiatives have been executed. Of the total $89.9 million restructuring reserve, $83.9 million of costs and payments have been charged against the reserve as of December 29, 1996, representing asset write-offs and lease obligations for closed facilities of $64.1 million and severance and other related expenses of $19.8 million.

         Note 16. Quarterly Financial Data (Unaudited)

         The results of operations for 1996 and 1995 were as follows (in millions except per share data):

                                 First           Second             Third             Fourth
                                Quarter          Quarter           Quarter           Quarter
Fiscal Year 1996               (12 Weeks)       (12 Weeks)        (16 Weeks)        (12 Weeks)
                               ----------       ----------        ----------        ----------
Sales                          $ 1,205.6         $ 1,261.0         $ 1,676.6         $ 1,264.2
Gross profit (1)                   307.3             323.6             419.9             323.9
Amortization of excess
  cost over net assets
  acquired                           3.5               3.4               4.7               3.4
Operating income                    45.3              53.1              68.2              74.5
Interest expense, net               13.5              13.3              16.6              12.2
Net income                     $    17.5         $    22.7         $    29.4         $    35.1
                               =========         =========         =========         =========
Income per common
  and common
  equivalent share:
  Net income                   $     .39         $     .51         $     .66         $     .78
                               =========         =========         =========         =========
Weighted average
  common and common
  equivalent shares                 44.5              44.6              44.7              45.0
                               =========         =========         =========         =========

                                    First           Second           Third             Fourth
                                   Quarter          Quarter          Quarter           Quarter
Fiscal Year 1995                 (12 Weeks)        (12 Weeks)       (16 Weeks)        (12 Weeks)
                                 ----------        ----------       ----------         ---------
 Sales                           $ 1,142.5         $ 1,139.5         $ 1,565.3         $ 1,223.4
 Gross profit (1)                    291.5             289.6             390.7             308.7
 Amortization of excess
   cost over net assets
   acquired                            3.4               3.5               4.7               3.4
 Operating income                     42.2              42.8              54.4              54.7
 Interest expense, net                16.1              15.7              20.1              15.4
 Net income                      $    14.0         $    14.5         $    18.5         $    21.1
 Income per common
   and common equivalent
   share:
   Net income                    $     .32         $     .33         $     .42         $     .48
 Weighted average
   common and common
   equivalent shares                  43.8              43.8              44.0              44.3


(1) Gross profit represents sales net of cost of sales, buying and occupancy costs.